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SUBURBAN BANCSHARES, INC.                                             EXHIBIT 11
EARNINGS PER SHARE CALCULATION
March 31, 1999

INFORMATION FOR COMPUTATION OF DILUTION
=======================================

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

Market Price per Share:                                                         Daily Average

    First Quarter 1999                                                             $2.7169     62 trading days
    Second Quarter 1999
    Third Quarter 1999
    Fourth Quarter 1999

Average Price for the Period Ended March 31, 1999                                  $2.7169     62 trading days
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

(a) 12,600 options granted 1/22/97 exercisable at $2.625and outstanding for the entire year


(b) 178,000 options granted 1/21/98 exercisable at $3.625 and outstanding for the entire year


            First Quarter 1999                                                             Diluted
                  178,000 - ((178,000*3.625)/avg price) =                                 (59,496)     Antidilutive


(c)    41,590 options granted 1/21/98 and vested 1/21/99, exercisable at $3.625

            First Quarter 1999                                                             Diluted
                  41,590 - ((41,590*3.625)/avg price) =                                   (13,901)     Antidilutive

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EARNINGS PER SHARE CALCULATION -  1st QUARTER 1999
==================================================

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

                                                                                Income             Shares
Basic Earnings per Share:                                                     (Numerator)         (Denominator)          EPS
----------------------------------------------------------------------------------------------------------------------------------

      Net Income                                                                     $295,942

      Common Shares Outstanding                                                                     11,301,218

      Basic EPS                                                                      $295,942       11,301,218               $0.03
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
                                                                                Income            Shares
Diluted Earnings per Share:                                                   (Numerator)      (Denominator)              EPS
----------------------------------------------------------------------------------------------------------------------------------

      Net Income                                                                     $295,942       11,301,218

      Additional shares to be issued upon assumed exercise of incentive
      stock options (a)                                                                                 12,600

      Shares hypothetically repurchased at the average market price
      with the proceeds                                                                                (12,174)

      Diluted EPS                                                                    $295,942        11,301,644              $0.03

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